Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES REDEMPTION AND ISSUANCE OF $30 MILLION OF TRUST PREFERRED SECURITIES

(Columbus, IN, December 8, 2006) Irwin Financial Corporation (NYSE: IFC) today announced that it has completed the private placement of a total of $30 million of trust preferred securities issued in two series by IFC Capital Trust X and IFC Capital Trust XI. Capital Trust X was issued at a fixed rate of interest for the first five years at a spread of 175 basis points over the five year swap rate for the first 5 years, which converts to a floating rate of interest thereafter at a spread of 175 basis points over three month LIBOR. The fixed rate for the first five years is 6.532% and it matures in December 2036. Capital Trust XI was issued at a floating rate of interest with a spread of 174 basis points over three month LIBOR. The interest rate for the first three-month period was set at 7.09% and this issue matures in March 2037.

Both securities have the following features:

  Tier 1 eligibility
  Five year non-call period
  Callable at par after the five year non-call period at IFC's discretion
  Interest deferral for up to 20 consecutive quarters

The proceeds from Capital Trust X and Capital Trust XI were used to redeem all $30 million of Irwin's 9.95% Capital Trust V securities on December 8, 2006. Upon redemption of Capital Trust V, the Corporation is taking a pre-tax charge of $0.8 million in the fourth quarter of 2006 to write off unamortized debt issuance costs.

The newly issued trust preferred securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This notice does not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.